Exhibit 23.3

LaRouche Petroleum Consultants, Ltd.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reserve reports setting forth the interests of Credo Petroleum Corporation and its subsidiaries (collectively, “Credo”) relating to the estimated quantities of certain of Credo’s proved reserves of oil and gas and present values thereof for certain periods originally included in Credo’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 13, 2011.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ Joe A. Young
Joe A. Young
Senior Partner

2435 North Central Expressway, Suite 1500 — Richardson, Texas   75080  —  Phone (214) 363-3337  —  Fax (214) 363-1608